Exhibit 99

Dillard’s, Inc. Reports April Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--Dillard’s, Inc. (NYSE: DDS) (“Dillard’s” or the “Company”) announced today that sales for the four weeks ended May 3, 2008 were $476,842,000 compared to sales for the four weeks ended May 5, 2007 of $490,366,000. Sales decreased 3% in total stores. Sales in comparable stores decreased 4% for the four-week period. The Company notes that the 2008 four-week period contained one more shopping day than the 2007 period due to the shift of the Easter holiday from April (2007) to March (2008).

Sales for the 13 weeks ended May 3, 2008 were $1,680,179,000 compared to sales for the 13 weeks ended May 5, 2007 of $1,763,153,000. Sales decreased 5% in total stores. Sales in comparable stores decreased 6% for the 13-week period.

During the four weeks ended May 3, 2008, sales were above the average company trend in the Central region and slightly below trend in Western region. Sales were below trend in the Eastern region. During the four weeks ended May 3, 2008, sales in the home and furniture category were significantly below trend.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations